EXHIBIT 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned parties hereby agree to file jointly the statement on Schedule 13D (including any amendments thereto) with respect to the Class A Ordinary Shares, par value $0.00002 per share, of KE Holdings Inc., a company organized under the laws of the Cayman Islands.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party making the filing unless such party knows or has reason to believe that such information is inaccurate. It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of the parties hereto.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

[Signature pages follow]

Date: August 24, 2020

TENCENT HOLDINGS LIMITED

By:	/s/ Lau Chi Ping Martin
Name:	Lau Chi Ping Martin
Title:	President

TENCENT MOBILITY LIMITED

By:	/s/ Lau Chi Ping Martin
Name:	Lau Chi Ping Martin
Title:	Authorized Signatory

[Signature Page to Joint Filing Agreement to Schedule 13D – KE Holdings Inc.]